Exhibit 99.1

Stifel Reports October 2023 Operating Data

ST. LOUIS, MO, November 21, 2023 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for October 31, 2023 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client and fee-based assets declined from the prior month’s levels due primarily to lower equity markets despite continued strength in recruiting. Client money market and insured product balances decreased 1% as growth in Smart Rate Balances was offset by declines in Sweep Balances. Overall, total client cash levels increased modestly from September due to growth in money market funds and short-term treasury balances.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	10/31/2023	10/31/2022	9/30/2023	10/31/2022	9/30/2023
Total client assets	$404,057	$382,445	$412,458	6%	(2)%
Fee-based client assets	$147,667	$142,242	$150,982	4%	(2)%
Private Client Group fee-based client assets	$129,687	$124,845	$132,712	4%	(2)%
Bank loans, net (includes loans held for sale)	$20,654	$21,182	$20,435	(3)%	1%
Client money market and insured product (1)	$25,184	$26,092	$25,498	(4)%	(1)%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations